News release

Media Contact: Kelly Young
317-209-4264 • kelly.young@aes.com

IURC approves AES Indiana agreement to acquire 195-megawatt solar project in Clinton Co.

INDIANAPOLIS, June 16, 2021 -- AES Indiana, a subsidiary of the AES Corporation (NYSE: AES), received an order today from the Indiana Utility Regulatory Commission (IURC) approving the Company’s plan to acquire the Hardy Hills 195-megawatt solar project in Clinton County, Ind. This is the next step in AES Indiana’s transformation to deliver greener, smarter energy solutions.

“This is an important moment for AES Indiana which advances our investments in renewables here in the state,” said Kristina Lund, AES Indiana President and CEO. “We are accelerating the future of energy by diversifying our portfolio to include renewables and conventional fuel sources and prioritizing major investments to modernize our energy grid.”

Construction on the project is expected to begin in the fall of 2021 and reach commercial operation in 2023. The project will generate enough electricity to power more than 30,000 homes during peak hours.

AES Indiana’s most recent Integrated Resource Plan (IRP) indicates that solar projects such as Hardy Hills will provide long-term savings to our customers. Customers will experience benefits such as lower fuel and maintenance costs, risk reduction from the diversification of energy sources, and improved environmental and sustainability performance.

“The Hardy Hills solar project is an example of how AES Indiana’s investments in new technologies can help our customers achieve their most important objectives, including reliability, affordability and sustainability,” said Lund.

An extensive process which included an all-source request for proposals led AES Indiana to Chicago-based Invenergy, a leading global developer and operator of sustainable energy solutions. Invenergy will develop the project and manage construction. This project is expected to create 200 temporary construction jobs and provide landowners in the area lasting economic benefits.

News release

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About AES Indiana
AES Indiana, an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, AES Indiana has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please Connect with AES Indiana on Twitter, Facebook, and LinkedIn. For more information about how AES Indiana is accelerating the future of energy, visit aesindiana.com/hellofuture.

About Invenergy
We are innovators building a sustainable world. Invenergy and its affiliated companies develop, own, and operate large-scale sustainable energy generation and storage facilities in the Americas, Europe and Asia. Invenergy's home office is located in Chicago, and it has regional development offices in the United States, Canada, Mexico, Colombia, Japan, Poland and Scotland. Invenergy has successfully developed more than 29,000 megawatts of projects that are in operation, construction or contracted, including wind, solar, natural gas power generation facilities, and advanced energy storage projects as well as transmission infrastructure. For more information, please visit www.invenergy.com.